Exhibit 4.185

September 24, 2010

Mr, Paul Wilson
President and CEO
Iceland America Energy, Inc.
707 Wilshire Boulevard, Suite 4500
Los Angeles, California 90017

Re:	Letter Amendment to Lease Assignment Agreement dated as of September 10, 2010

 Dear Paul:

Reference is made to that certain Lease Assignment Agreement by and between Iceland America Energy, Inc. and ORNI 5, LLC dated September 10, 2010 (the "Agreement"). Pursuant to this letter, the parties wish to amend the Agreement as follows:

1.	The amount referred to Section 1.2.1(i) is amended to read "up to One Hundred Thousand Dollars ($100,000)." An additional sentence is added to the Section which states:

"By way of example, in the event IAE is successful in negotiating the replacement of only one of the two current $25,000 cash bonds for the Philli[ps Well as may be required pursuant to Section 6.1, the amount due pursuant to Section 1.2.1(i), will only be increased by $25,000 making the total due ORNI 5, LLC $75,000. If IAE is required to post the two $25,000 bonds, then the amount due ORNI 5, LLC will be $100,000.”

2.	Section 6.1 is amended to add the following sentences at the end of the Section:

"ORNI 5, LLC agrees to reimburse IAE up to a maximum of Fifty Thousand Dollars ($50,000) in the event IAE is required to replace ORNI 5, LLC's existing $25,000 Individual High Temperature Well Cash Bond with Imperial County and the $25,000 Individual Geothermal Resources Well Cash Bond with the State of California Division of Oil, Gas and Geothermal Resources."

3.

Section 2.1 of the Royalty Agreement, attached to the Agreement as Exhibit "K", is amended to change the royalty rate in Section 2.1(a) from one percent (1%) to one half percent (0.5%) and the royalty rate in Section 2.1 (b) from one and one half percent (1½) to three quarters of one percent (0.75).

4.	All other terms and conditions of the Agreement shall remain in full force and effect.

If you in agreement with the above, please date and sign in the space provided below and return an executed copy to me.

Sincerely,

/s/ William R. Sherman

William R. Sherman
Land Department/Manager

Agreed and accepted by Iceland America Energy, Inc. this 28th day of September, 2010.

/s/ Paul Wilson

Paul Wilson
President and CEO

ORMAT TECHNOLOGIES, INC.
6225 Neil Road • Reno, NV 89511-1136 • Phone: (775) 356-9029
• Fax: (775) 356-9039 • E-mail: ormat@ormat.com • Website: http://www.ormat.com